EXHIBIT 99.1
ThermoGenesis Corp.
Announces Pricing of Offering of Common Stock
RANCHO CORDOVA, Calif., Jan. 31/PRNewswire-FirstCall/ — THERMOGENESIS CORP. (Nasdaq: KOOL - News ) today announced that it has priced an offering of 8,000,000 shares of its common stock at $4.00 per share. ThermoGenesis has also granted the underwriters an option to purchase up to an additional 800,000 shares to cover over-allotments, if any. Net proceeds before expenses from the offering are expected to be approximately $30.1 million. Net proceeds from the offering are anticipated to be used for general working capital, and possibly for acquisition of technology, assets and companies, or accelerating certain research and development projects. At the completion of the offering, ThermoGenesis expects to have approximately 53,984,192 shares issued and outstanding.
The sole book-running manager of the offering is Deutsche Bank Securities Inc. The co-manager of the offering is Jefferies and Company, Inc. Copies of the final prospectus relating to the offering may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, NY 10005, from the office of Jefferies & Company, Inc., or from the SEC’s Web site at www.sec.gov.
The offering was made pursuant to an effective registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About ThermoGenesis Corp.
ThermoGenesis Corp. is a leader in enabling technologies for cell therapeutics. The Company’s technology platforms lead the world in their ability to produce biological products from single units of blood.
•	The BioArchive® System, an automated robotic cryogenic device, is used by major cord blood stem cell banks in 26 countries as a key enabling technology for cryopreserving and archiving cord blood stem cell units for transplant.

•	The AutoXpress™ System is a semi-automated robotic device and companion sterile closed blood processing disposable, to harvest stem cells from cord blood.

•	The CryoSeal® FS System, a newly developed automated device and companion sterile blood processing disposable, is used to prepare hemostatic and adhesive surgical sealants from the patient’s blood in about an hour. Enrollment in a 150 patient U.S. pivotal clinical trial has been completed and a PMA is being reviewed by the FDA.

•	The Thrombin Processing Device™ (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of patient blood, or blood plasma in less than 30 minutes. The TPD market launch is underway in Europe.
The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the Company’s control with respect to market acceptance of new technologies and products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
For more information, contact:
ThermoGenesis Corp.
Matthew Plavan: (916) 858-5100
Or Fern Lazar: (212) 867-1762
or visit the website at www.thermogenesis.com